EXHIBIT 23.3

CONSENT OF SCOTT E. WILSON

The undersigned, Scott E. Wilson, hereby states as follows:

I, Scott E. Wilson, assisted with the preparation of the “NI 43-101 Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 (the “Technical Report”), portions of which are summarized (the “Summary Material”) in this Registration Statement on Form S-1.

I hereby consent to the Summary Material and the reference to my name and the name of Metal Mining Consultants, Inc. in the Form S-1 concerning the Technical Report.

Date: May 12, 2014	By:	/s/ Scott E. Wilson

	Name:	Scott E. Wilson, SME
Metal Mining Consultants, Inc.